Exhibit 10.1

System Equipment Sales and System
Research and Development

Exclusive Project Service Agreement

Signing location: Hainan Province

Client (Party A): Beijing Shuhangtong Information Technology Co., Ltd

Address:

Person in charge:

Phone Number:

Trustee (Party B): Jinxuan (Hainan) Digital Technology Co., Ltd

Address:

Person in charge:

Phone number:

In accordance with the provisions of the Civil Code of the People’s Republic of China and relevant laws and regulations, Party A and Party B have reached the following agreement on the basis of equality and voluntariness and through consensus between the two parties for joint compliance and implementation.

1. Contract content

1.1 Party A entrusts Party B to exclusively customize the software system and equipment designated by Party A for Party A during the validity period of the contract, and requires Party B to develop an exclusive management system and distribution system; Party B accepts Party A’s entrustment and establishes an expert project service team according to Party A’s requirements to provide exclusive high-end services for Party A. 1.2 The products, systems, and contract costs that Party A requires Party B to provide are as follows:

Customized software product equipment and software system R&D expenses
Software name		Offer/service unit price	Quantity purchased	Total Expenses
AI intelligent cross-border pharmaceutical equipment	Sell terminal equipment online	10,000 yuan/set	1000 units	$10 million
	The secondary R&D intelligent system attached to each set of equipment	2 million yuan/year	3 years	Lu Bai Wan Yuan Whole
ERP integrated management system A	Secondary special technology research and development expenses	8 million yuan	/	Hundreds of thousands of dollars
	Special technical maintenance costs	200,000 yuan/year	3 years	Lu Shi 10,000 yuan
SBBC Store Distribution System A	Special technology research and development expenses	10 million yuan	/	$10 million
	Special technical maintenance costs	200,000 yuan/year	3 years	Lu Shi 10,000 yuan
The total cost of the above contract: RMB 35,200,000 yuan (capitalization: 3,500,000 yuan, including tax)

2. Contract period and delivery

2.1 Three years from the effective date of this contract. Party B shall deliver the products agreed in the first paragraph above to Party A and complete the corresponding services within three years.

2.2 The place of product delivery and acceptance is: Party A.

3. Contract costs

3.1 Total contract fee: RMB 35,200,000 (capitalization: 35,000,000 yuan, including tax).

3.2 The bank account information of both parties is as follows:

Party A’s account name:

Account bank:

Bank account:

Party B’s account name:

Account bank:

Bank account:

3.3 In order to protect the interests of both parties, Party B shall be responsible for all disputes involving the labor relationship of Party B’s service team, Party B’s development tort liability, and complaints or other losses caused by Party B’s poor service to Party A’s business partners. The payment by Party A to Party B already includes various additional expenses incurred in the process of cooperation. All losses caused by labor supplements and related disputes, personnel costs, travel, servers, and legal disputes shall be settled from the amount received by Party B, and Party A shall not bear any costs other than the amount agreed in the contract.

4. Software system intellectual property clauses

4.1 The intellectual property rights of all R&D results (including platform products and other technical achievements developed on this basis) produced under this contract shall belong to Party A.

4.2 Both parties determine that Party A has the right to use the research and development results provided by Party B in accordance with this contract to make subsequent improvements. The resulting new technological achievements with substantive or creative technological progress characteristics and their rights shall be enjoyed by Party A.

4.3 Party B guarantees that the research and development results provided in accordance with this contract and its development process will not infringe on the intellectual property rights of third parties, and if any third party makes an infringement allegation, Party B shall negotiate with the third party and bear all legal and economic responsibilities that may occur.

5. Rights and obligations of both parties

5.1 Party A’s rights and obligations

(1) Party A has the right to obtain all intellectual property rights of the products, equipment, and software systems delivered by Party B.

(2) Party A has the right to understand and supervise the progress of software system research and development in a timely manner.

(3) In order to achieve the purpose of this contract, Party A shall provide Party B with the necessary information and working conditions to complete the R&D project.

(4) Party A shall pay the contract price to Party B in accordance with the contract.

5.2 Party B’s rights and obligations

(1) Party B has the right to collect the contract price in accordance with this contract.

(2) In order to achieve the purpose of this contract, Party B has the right to request Party A to provide necessary information and support for software system research and development.

(3) Party B guarantees that the delivered equipment, products and software systems are complete, new, technologically advanced and mature, and meet all the requirements of safe, reliable and efficient operation and convenient maintenance in terms of performance, quality and design, and can meet Party A’s individual needs and interface related development work. The technical documents provided by Party B shall be complete, clear and legible, and accurate, and meet the needs of inspection, installation, commissioning, testing, acceptance, operation, maintenance, and training of the platform deliverables.

(4) Party B shall send technical experts with good health, work experience and corresponding skills to Party A to provide technical services such as development, implementation, installation, commissioning, testing, trial operation, maintenance and training, and the cost of such technical services is included in the contract price.

(5) If Party A finds that the equipment and products delivered by Party B are defective, or the performance and quality do not meet Party A’s requirements, Party B shall be responsible for eliminating the defects, replacing or replacing the delivered equipment and products free of charge. Party B shall bear the corresponding responsibility if the equipment and products delivered by Party B are defective, or the performance and quality do not meet the requirements of this contract, causing losses or work obstacles to Party A.

(6) During the after-sales service period, Party B shall be responsible for providing Party A with all materials and information related to new or improved operation experience, technology development and safety related to the equipment R&D supporting system free of charge, and shall be responsible for updating and upgrading the equipment R&D supporting system under this contract free of charge.

(7) Party B guarantees that there is no defect in the products and equipment and R&D system delivered by Party B, and if any third party files an infringement claim against Party A for the products, equipment and R&D system delivered by Party B, Party B shall be responsible for negotiating with the third party and bearing all legal responsibilities arising therefrom, and the relevant costs shall be borne by Party B.

(8) Party B promises that the products and equipment provided do not contain any potential safety hazards, and Party A shall bear full responsibility during the period of use (including but not limited to eliminating potential safety hazards, refunding, compensating for losses, etc.). In the event of any accident caused by the safety of products and equipment, Party B shall compensate Party A and relevant users for the losses incurred as a result.

(9) Party B is responsible for providing platform operation guidance and training to Party A’s administrators after delivering product equipment and R&D systems to Party A.

6. Acceptance

6.1 Party B shall deliver the developed software system to Party A into the trial operation period, which is 3 months, and if during the trial operation period, if the platform products are found to be defective, or the performance and quality do not meet Party A’s requirements, Party B is responsible for modifying and correcting them. At the same time, the trial operation period will be extended accordingly according to the above modification and correction period.

6.2 After the trial operation period, Party B shall submit system design documents to Party A (including but not limited to platform development plan and management change log, requirements specification, platform design document, platform architecture document, platform system design, pre-installation test plan, test plan, module design, module organization, module process and interface design between modules, etc.). At the same time, all the source code of the software system should be submitted to the documents of each stage of software system research and development.

6.3 If the software system fails to pass the acceptance, Party B shall be responsible for correction and modification, and Party B must conduct another acceptance after correction and modification. If the acceptance is still unqualified, Party A has the right to terminate this agreement.

6.4 Party B is responsible for the quality of the equipment submitted to Party A and provides after-sales service. Service period: two years from the date Party A is put into operation and use.

7. Confidentiality obligations

7.1 Both parties must strictly protect the trade secrets obtained from the other party for the services under this contract, and shall not disclose the contents of this contract to the fourth party in any form without the written consent of the other party (except for data disclosure or inquiry required by state regulatory authorities in accordance with the law).

7.2 Before the contract officially takes effect, when the contract is terminated early or after the performance is completed, all parties shall still keep confidential matters arising from the negotiation and performance of this contract, and the confidentiality obligation shall not be terminated by the termination or termination of the contract.

8. Liability for breach of contract

8.1 Party A and Party B shall exercise their rights and perform their obligations to ensure the smooth execution of this contract. If either party fails to perform its obligations under the agreement or delays in performing its obligations, it shall be deemed to be in breach of contract, and compensation shall be paid if it causes losses to the non-compliant party.

8.2 Losses in this Agreement include, but are not limited to, the loss of expected interests, loss of interest, expenses incurred in advance for the performance of the agreement, loss of goodwill, and related expenses such as notary fees, appraisal fees, attorney fees, and litigation costs incurred for the protection of interests.

9. Force majeure

9.1 If any party to this Agreement suffers from a force majeure event that causes the obligations of this Agreement to be unable to be performed, it may be partially or fully exempted from liability according to the degree of impact of the force majeure event. However, the party suffering from a force majeure event that fails to perform its obligations shall notify the other party in a timely manner within 24 hours of the occurrence of the force majeure event, and provide the other party with proof of the occurrence, scope and degree of impact of the force majeure event within 3 working days after the end of the force majeure event. If either party suffers a force majeure event after delaying the performance of its obligations, it cannot be exempted from liability.

10. Others

10.1 This contract shall take effect after the seal of both parties. This contract shall be in duplicate, and both parties shall hold one copy, which shall have the same legal effect.

10.2 The performance and enforcement of this Agreement shall be governed by the current laws of the People’s Republic of China. Any dispute arising from the performance of this Agreement shall be resolved through active and friendly negotiation. If the negotiation fails, a lawsuit shall be filed with the people’s court where Party A is located.

10.3 For matters not covered in this Agreement, both parties shall sign a separate written supplementary agreement. The Supplementary Agreement and the Agreement Annexes are an integral part of this Agreement and have the same legal effect as this Agreement.

(There is no text below, only the stamped pages of both parties)

Party A (stamped): Party B (stamped):

Business Contact: Business Contact:

Contact: Contact:

Signing Date: September 22,2025

Signing Date: September 22,2025